December 28, 2007

Credit Suisse First Boston Mortgage Securities Corp.

11 Madison Avenue

New York, New York 10010

Re:	CSMC Trust 2007-5R,

Mortgage Trust Certificates, Series 2007-5R

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-3 (File No. 333-140945), filed by Credit Suisse First Boston Mortgage Securities Corp., a Delaware corporation (the "Registrant"), with the Securities and Exchange Commission on February 28, 2007, and declared effective on April 18, 2007 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Mortgage-Backed Pass-Through Certificates, Series 2007-5R (the "Certificates"). The Certificates will be issued pursuant to a Trust Agreement, dated as of December 28, 2007 (the "Trust Agreement"), as more particularly described in the prospectus, dated April 20, 2007, and the prospectus supplement, dated December 28, 2007, relating to the Certificates (together, the "Prospectus").

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that when the Certificates have been duly executed, authenticated and delivered in accordance with the Trust Agreement and sold, the Certificates will be legally issued, fully paid and non-assesable, and the holders of the Certificates will be entitled to the benefits of the Trust Agreement, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not consider that we are "experts," within the meaning of the term as used in the Act or the rules

OHS West:260360805.2

Credit Suisse First Boston Mortgage Securities Corp.
December 28, 2007 Page 2

and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ORRICK HERRINGTON & SUTCLIFFE LLP

              ORRICK, HERRINGTON & SUTCLIFFE LLP